HEI Exhibit 4.2
EIGHTH AMENDMENT TO TRUST AGREEMENT BETWEEN
HAWAIIAN ELECTRIC INDUSTRIES, INC. AND
FIDELITY MANAGEMENT TRUST COMPANY

    THIS EIGHTH AMENDMENT TO THE TRUST AGREEMENT is made and entered into effective July 1, 2025, unless otherwise stated herein, by and among Hawaiian Electric Industries, Inc. (the “Sponsor”) and Fidelity Management Trust Company (the “Trustee”);

WITNESSETH:
    WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement for the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”), dated as of September 4, 2012, and amended by a First Amendment, effective March 1, 2015, by a Second Amendment, effective January 1, 2018, by a Third Amendment, effective July 1, 2018, by a Fourth Amendment, effective June 26, 2019, by a Fifth Amendment, effective March 1, 2020, by a Sixth Amendment, effective January 1, 2023, by a Seventh Amendment, effective December 31, 2024, and further amended by letters of direction that were executed by the Sponsor and the Trustee and that specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Trust Agreement”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)Amending Schedule B, Fee Schedule, to restate the “Annual Administration Fee for Core Services” section in its entirety, as follows:

Core Fees	Fixed Basis Points Fee
Annual Administration Fee for Core Services	2.75 basis points on total Plan assets determined based upon average quarterly assets, multiplied by one-quarter (1/4), billed and payable quarterly, subject to the offsets listed below.

Hawaiian Electric Industries, Inc.    Fidelity Confidential Information
Eighth Amendment – Qual Trust
Plan #56566

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Eighth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Trust Agreement, each party may rely without duty of inquiry on the foregoing representation. The Sponsor acknowledges that this Eighth Amendment may contain service and/or compensation information intended by the Trustee to satisfy the disclosure requirements of Department of Labor regulation section 2550.408b-2(c)(1).

HAWAIIAN ELECTRIC INDUSTRIES, INC.    FIDELITY MANAGEMENT TRUST
    COMPANY

BY: HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE

By: /s/ Scott W. H. Seu    5/16/2025    By: /s/ Shawn P. Crowley     5/21/2025
Authorized Signatory Date        Authorized Signatory Date
Name: Scott W. H. Seu

Title: Chairman

By: /s/ Kurt Murao    5/16/2025
Authorized Signatory Date

Name: Kurt K. Murao

Title: Secretary

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Hawaiian Electric Industries, Inc.
Eighth Amendment – Qual Trust
Plan #56566